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                                                                    Exhibit 23.1


                             Accountants' Consent



The Board of Directors
Orbital Sciences Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885,
and 333-27999) and Form S-3 (No. 33-42271) of Orbital Sciences Corporation of our reports dated February 16, 1999, except as to note 12, which is as of March 18, 1999, relating to the consolidated balance sheets of Orbital Sciences Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, and our report dated March 30, 1999 relating to the balance sheets of ORBCOMM Global, L.P. (a development stage enterprise) as of December 31, 1998 and 1997, and the related statements of income and expenses, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1998, and for the period from June 30, 1993 (inception) to December 31, 1998, which reports appear in the December 31, 1998, annual report on Form 10-K of Orbital Sciences Corporation.



                                   KPMG LLP



McLean, Virginia
March 30, 1999